Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-137033, No. 333-149844) on Form S-8 and (No. 333-151256”) on Form S-3 of Innovative Card Technologies, Inc (the “Company”) of our report dated March 31, 2008, except for Note 1A as to which the date is June 16, 2008, relating to our audit of the consolidated financial statements, which appears in Amendment No.1 to this Annual Report on Form 10-KSB of the Company for the year ended December 31, 2007. Our report dated March 31, 2008, except for Note 1A as to which the date is June 16, 2008, includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, Californica
June 16, 2008